Exhibit 99.1

Diadexus, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

— Total Revenue of $26.4 Million for Full Year 2014, 6% Increase —

— New FDA-Cleared PLAC® Test for Lp-PLA2 Activity Launch Underway —

— Conference Call Today at 4:30 p.m. ET (1:30 p.m. PT) —

SOUTH SAN FRANCISCO, Calif., March 11, 2015 — Diadexus, Inc. (OTCQB: DDXS), a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, today announced financial results for the fourth quarter and full year ended December 31, 2014.

“2014 was a critically important year for Diadexus, as we evolved from a single-product business to a multi-product company with a portfolio of assets to enable substantial long-term growth,” said Lori Rafield, Ph.D., chairman of the board and interim chief executive officer for Diadexus. “We accomplished what we set out to do, bringing in a new leadership team to execute, expanding our base of lab customers, and diversifying our sources of revenue. As a result, we now have multiple commercial products that comprise the PLAC® business with the launch of our recently FDA-cleared PLAC® Activity Test. We plan to continue to diversify our revenue sources in 2015. In addition, proADM has entered formal development for the management of patients with heart failure to support a planned regulatory submission in early 2016. Our established PLAC® business, together with the commercial opportunity with proADM for heart failure patients, will support our growth as a company with products focused on the spectrum of significant cardiac diseases.”

Fourth Quarter 2014 Financial Results

Total revenues for the fourth quarter of 2014 were $6.0 million, compared to $6.7 million reported in the fourth quarter of 2013. This decrease was primarily the result of the previously disclosed industry-wide impact from new, more restrictive guidance issued to cardiovascular testing facilities by the Office of the Inspector General in June 2014. Following this temporary impact, product sales of the PLAC® ELISA Test appear to have stabilized based on sales trends to date in early 2015. Total operating costs and expenses for the fourth quarter of 2014 were $7.9 million, compared to $6.7 million for the fourth quarter of 2013. The increase in operating expenses was primarily for the FDA-clearance and launch of the new PLAC® Activity Test. The Company’s net loss for the fourth quarter 2014 was $2.3 million, or $0.04 per share, compared to a net loss of $0.2 million, or $0.00 per share, in the fourth quarter of 2013.

Full Year 2014 Financial Results

Total revenues for the full year 2014 were $26.4 million, compared to $24.9 million reported for 2013. This 6% increase was driven primarily by the Company’s services provided under a 2014 agreement with GSK. Total operating costs and expenses for the full year 2014 were $33.4 million, compared to $26.9 million for 2013. The increase in operating expenses was primarily for the FDA-clearance and launch of the new PLAC® Activity Test and for license and development expense for proADM. The Company’s net loss for the full year 2014 was $8.5 million, or $0.15 per share, compared to a net loss of $2.2 million, or $0.04 per share, for 2013.

Cash and cash equivalents at December 31, 2014 were $14.9 million, compared to $15.9 million at September 30, 2014 and $16.8 million at December 31, 2013.

Recent Developments and Outlook

•	Leadership

•	A new leadership team has been assembled to bring significant operating experience to grow Diadexus’ PLAC®, Heart Failure, and Clinical Development Services businesses. Dr. Lori Rafield, chairman of the Board of Directors has agreed to serve as interim chief executive officer, Leone Patterson is joining as chief financial officer, Dr. Kenneth Fang joined as chief medical officer, Pat Arensdorf joined as general manager of the heart failure business, and Mika Newton joined as general manager of the clinical development services business.

•	In 2015, three new directors have been appointed to the board of directors, all bringing significant leadership experience from their respective areas of financial, commercial and clinical development expertise. James Sulat is serving as the chairman of the audit committee and as a member of the nominating and corporate governance committee and was previously the chief executive officer, chief financial officer, and member of the board of directors at Maxygen and Memory Pharmaceuticals. Elizabeth Hutt is serving on the audit and compensation committees and is currently the chief executive officer and a member of the board of directors of NuGEN Technologies. John Curnutte, M.D., Ph.D. is serving on the compensation committee and is currently the executive vice president of research and development at Portola Pharmaceuticals.

•	PLAC® Business

•	For the Company’s established PLAC® Test ELISA Kit business, Diadexus has diversified its base of lab partners by adding 5 new partners. The Company expects to generate mid to high single-digit growth in product sales revenue for 2015 by driving demand from these new lab partners.

•	For the new PLAC® Test for Lp-PLA2 Activity, Diadexus has begun to contract with new lab partners to meet the demand for this test from healthcare providers. Cleared by the U.S. Food and Drug Administration (FDA) in December 2014, this new test has demonstrated robust analytical performance and can be used on a wide range of clinical chemistry analyzers, significantly expanding the Company’s base of lab partners. Together with these partner labs, Diadexus is driving physician demand through a diversified medical education effort based on the REGARDS clinical validation study data included in the 510(k) regulatory submission and suite of supporting materials.

•	Data from the REGARDS clinical validation study, which supported the FDA-clearance of the PLAC® Activity Test, will be presented as an oral presentation at the European Atherosclerosis Society Annual Meeting in Glasgow, UK on March 24, 2015 at 5:45 pm Greenwich Mean Time.

•	Heart Failure Franchise

•	Diadexus has entered formal development of the heart failure biomarker proADM for a planned 510(k) regulatory submission to the FDA in early 2016.

•	Initially, the Company is developing proADM on an ELISA format, which Diadexus believes is the most expeditious path to achieving regulatory clearance.

•	In parallel, the Company has initiated feasibility studies for proADM on formats that would allow Diadexus to capture the full commercial potential by meeting the needs of healthcare providers managing heart failure patients in different clinical settings.

•	proADM has an extensive body of published clinical evidence supporting this biomarker’s utility as it provides additive information to healthcare providers above and beyond what BNP (B-type natriuretic peptide) and NT-proBNP (N-terminal pro b-type natriuretic peptide) provide for prognostic purposes.

•	Clinical Development Service Business

•	In 2014, Diadexus completed laboratory testing and related services as part of a $4.8 million service agreement with GSK.

•	Diadexus has a history of executing large-scale clinical development agreements and is in ongoing dialogue with drug development partners regarding potential service agreements. Diadexus is initially targeting companies with clinical studies in cardiovascular diseases.

Webcast

Diadexus will host a conference call and webcast today, March 11, 2015 at 4:30 p.m. ET (1:30 p.m. PT) to discuss the fourth quarter and full year 2014 financial results and provide a business update. The dial-in numbers for the conference call are 1 (855) 666-6874 for domestic callers and (262) 912-6259 for international callers. The reservation number for both is 86573797. The webcast may be accessed via the Company’s website at www.diadexus.com. A replay of the webcast will be available shortly following the live webcast for a period of four weeks.

About Diadexus, Inc.

Diadexus, based in South San Francisco, California, is a diagnostics company developing and commercializing products that aid in the prediction of cardiac disease risk, providing healthcare providers with actionable information for managing patients.

The Company pioneered the testing of Lp-PLA2 (lipoprotein-associated phospholipase A2), a marker of vascular-specific inflammation that provides new information, over and above traditional risk factors measured in a lipid panel, and has over a decade of peer-reviewed literature validating this biomarker’s utility. Diadexus’ products are the only two FDA-cleared tests to measure Lp-PLA2: The PLAC® Test ELISA Kit first cleared by the FDA in 2003 and The PLAC® Test for Lp-PLA2 Activity cleared in December 2014.

The Company also has a pipeline of biomarkers for heart failure, proADM, proET-1 and proANP, with each providing distinct, additive information for healthcare providers over currently available markers. Diadexus also provides services to pharmaceutical partners to address the need to incorporate biomarkers in clinical development. For more information, please visit the Company’s website at www.diadexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve our revenue guidance; acceptance and stabilization of sales of our PLAC® Test products in the marketplace; our ability to grow revenues from existing and new customers; product pricing and demand with a concentrated customer base; the continued focus of regulatory agencies and payors on costs and our laboratory customer practices; relationships with key customers, including GSK; third party payors’ acceptance of and reimbursement for the PLAC® Tests; our ability to continue to manufacture the PLAC® Tests to meet customer demand; the potential for success of and timing of when our development efforts may be completed; the adequacy of our intellectual property rights and our ability to maintain a proprietary position for our lead product; our limited revenue and cash resources; our significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company; our ability to develop proADM for regulatory submission, and our ability to successfully integrate our new management leadership. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, we disclaim any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	3 Months Ended December 31, 2014	3 Months Ended December 31, 2013	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013

Revenues:
Product sales	$4,591	$6,633	$21,204	$24,548
Service revenue	1,376	13	4,994	13
Licensing revenue	—	76	225	305
Royalty revenue	—	—	—	18

Total revenues	5,967	6,722	26,423	24,884
Operating costs and expenses:
Product costs	1,580	1,754	6,764	7,222
Service costs	78	—	598	—
Sales and marketing	2,254	1,811	10,083	7,482
Research and development	1,079	1,194	6,347	4,709
General and administrative	2,903	1,948	9,613	7,486

Total operating costs and expenses	7,894	6,707	33,405	26,899
Profit/(Loss) from operations	(1,927)	15	(6,982)	(2,015)
Interest income, interest expense and other income/(expense), net:
Interest income	1	1	3	4
Interest expense	(407)	(210)	(1,560)	(488)
Other income/(expense), net	28	—	88	340

Loss before income tax	(2,305)	(194)	(8,452)	(2,159)
Income tax	(1)	—	(15)	(5)

Net loss	($2,307)	($194)	($8,467)	($2,164)

Basic and diluted net loss per share	($0.04)	($0.00)	($0.15)	($0.04)
Weighted average shares used in calculating basic and diluted net loss per share	55,845,766	54,730,339	55,198,104	54,329,424

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$14,946	$16,847
Accounts receivable, net of reserve of $6 and $5 at December 31, 2014 and December 31, 2013	4,101	3,027
Inventories	578	460
Prepaids and other current assets	500	845

Total current assets	20,125	21,179

Restricted cash	1,400	1,400
Property, plant and equipment, net	637	968
Other long-term assets	131	100

Total assets	$22,293	$23,647

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,023	611
Notes payable, current portion	957	2,763
Deferred revenue, current portion	120	228
Deferred rent, current portion	128	51
Unfavorable lease obligation	820	697
Accrued and other current liabilities	3,074	2,203

Total current liabilities	6,122	6,553

Non-current portion of notes payable	13,791	7,047
Non-current portion of deferred rent	208	336
Non-current portion of unfavorable lease obligation	957	1,777
Other long-term liabilities	369	414

Total liabilities, commitments and contingencies	21,447	16,127
Stockholders’ equity:
Preferred stock
Common stock	567	548
Additional paid-in-capital	208,642	206,868
Accumulated deficit	(208,363)	(199,896)

Total stockholders’ equity	846	7,520

Total liabilities and stockholders’ equity	$22,293	$23,647

CONTACT:

Amy Figueroa, CFA, 650-246-6424

Investor Relations and Corporate Communications

afigueroa@Diadexus.com